UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2013

KLEANGAS ENERGY TECHNOLOGIES, INC. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	333-176820 (Commission File Number)	45-53499508 (IRS Employer Identification No.)

3001 N. Rocky Pt. RD. Suite 200 Tampa, Florida (Address of principal executive offices)	33607 (Zip Code)

(888)720-0806 Registrant's telephone number, including area code

__________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

ITEM 8.01 OTHER EVENTS

On December 3, 2013 the Board of Directors of Kleangas Energy Technologies, Inc., a Delaware corporation (the "Corporation"), authorized the return to treasury of 1,052,000,000 shares of its restricted common stock (the "Common Stock"). The Corporation had previously entered into that certain plan and agreement of merger dated August 15, 2012 (the "Merger Agreement"), among KNGS Acquisition Inc., a Florida corporation ("KNGS"), and the Corporation's wholly-owned subsidiary (the "Subsidiary"). In accordance with the terms and provisions of the Merger Agreement, the Subsidiary merged with and into KNGS with KNGS being the surviving corporation. As a result of the Merger Agreement, the Corporation had issued 2,100,000,000 shares of common stock to the holders of the common stock of KNGS. As a result of the Merger Agreement, William B. Wylie and Dennis J. Klein became the controlling shareholders of the Corporation.

Of the 2,100,000,000 shares, 1,052,000,000 shares of common stock were previously returned to treasury.

The Board of Directors has determined that it is in the best interests of the Corporation and its shareholders to return to treasury the remaining balance of 1,052,000 of the 2,100,000,000 shares of common stock issued pursuant to the Merger Agreement. Mr. Klein is no longer a member of the Board of Directors and Mr. Wylie has agreed to the return of the shares of Common Stock to treasury.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 3, 2013	Kleangas Energy Technologies Inc.
/s/William Wylie
By: William Wylie
Its: President